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                                UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION

                             WASHINGTON, D.C. 20549

                              ---------------------

                                  SCHEDULE 13G

                    UNDER THE SECURITIES EXCHANGE ACT OF 1934
                              (Amendment No.___)

                                    -----

                            ASA International Ltd.
--------------------------------------------------------------------------------
                                (Name of Issuer)



                                 Common Stock
--------------------------------------------------------------------------------
                         (Title of Class of Securities)



                                 001912 20 3
                          ----------------------------
                                 (CUSIP Number)




Check the following box if a fee is being paid with this statement [ ]. (A fee is not required only if the filing person: (1) has a previous statement on file reporting beneficial ownership of more than five percent of the class of securities described in Item 1; and (2) has filed no amendment subsequent thereto reporting beneficial ownership of five percent or less of such class.) (See Rule 13d-7.)

*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).





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  CUSIP No.   001912 20 3                13G              Page   2  of  6
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                                  SCHEDULE 13G

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1.       NAME OF REPORTING PERSONS
         S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

         Christopher J. Crane
         ###-##-####

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2.       CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP -             (a) [ ]
                                                                        (b) [ ]

--------------------------------------------------------------------------------
3.       SEC USE ONLY


--------------------------------------------------------------------------------
4.       CITIZENSHIP OR PLACE OF ORGANIZATION

         United States

--------------------------------------------------------------------------------
                          5.       SOLE VOTING POWER

                                   -0-

        NUMBER OF         ------------------------------------------------------
         SHARES           6.       SHARED VOTING POWER
      BENEFICIALLY
         OWNED BY                  -0-
          EACH
       REPORTING          ------------------------------------------------------
         PERSON           7.       SOLE DISPOSITIVE POWER
          WITH:
                                   -0-

                          ------------------------------------------------------
                          8.       SHARED DISPOSITIVE POWER

                                   -0-

--------------------------------------------------------------------------------
9.       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON.

         -0-

--------------------------------------------------------------------------------
10.      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES.



--------------------------------------------------------------------------------
11.      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9.



--------------------------------------------------------------------------------
12.      TYPE OF REPORTING PERSON (See Instructions)

         IN

--------------------------------------------------------------------------------



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  CUSIP No.   001912 20 3               13G               Page   3  of  6
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Item 1(a).        Name Of Issuer:
                  ---------------

                  ASA International Ltd.

Item 1(b).        Address Of Issuer's Principal Executive Offices:
                  ------------------------------------------------

                  10 Speen Street, Framingham, Massachusetts  01701

Item 2(a).        Name Of Person Filing:
                  ----------------------

                  Christopher J. Crane

Item 2(b).        Address Of Principal Business Office:
                  -------------------------------------

                  615 Amherst Street, Nashua, New Hampshire 03063

Item 2(c).        Citizenship Or Place Of Organization:
                  -------------------------------------

                  United States

Item 2(d).        Title Of Class Of Securities:
                  -----------------------------

                  Common Stock

Item 2(e).        Cusip Number:
                  -------------

                  001912 20 3

Item 3.           Type of Reporting Person:
                  -------------------------

                  (a) [ ] Broker or Dealer registered under section 15 of the
                          Act

                  (b) [ ] Bank as defined in section 3(a) (6) of the Act

                  (c) [ ] Insurance Company as defined in section 3(a) (19) of the Act


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  CUSIP No.   001912 20 3              13G                Page   4  of  6
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                  (d) [ ] Investment Company registered under section 8 of the
                          Investment Company Act

                  (e) [ ] Investment Adviser registered under section 203 of the
                          Investment Advisers Act of 1940

                  (f) [ ] Employee Benefit Plan, Pension Fund which is subject to the provisions of the Employee Retirement Income Security Act of 1974 or Endowment Fund

                  (g) [ ] Parent Holding Company, in accordance with
                          ss.240.13d-1 (b) (ii) (G)

                  (h) [ ] Group, in accordance with
                          ss.240.13d-1 (b) (1) (ii) (H)

Item 4.           Ownership:
                  ----------

                  (a)      Amount Beneficially Owned As Of December 31, 1996:

                           0 shares of Common Stock.

                  (b)      Percent Of Class:

                           0

                  (c)      Number Of Shares As To Which Such Person Has:

                           (i)      Sole power to vote or to direct the vote:

                                    0 Shares of Common Stock

                           (ii)     Shared power to vote or to direct the vote:

                                    0 shares

                           (iii) Sole power to dispose or to direct the disposition of:

                                    0 shares

                           (iv) Shared power to dispose or to direct the disposition of:

                                    0 shares.
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  CUSIP No.   001912 20 3              13G                Page   5  of  6
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Item 5.       Ownership Of Five Percent Or Less Of A Class:
              ---------------------------------------------

              If this statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be the beneficial owner of more than five percent of the class of securities, check the following. [X]


Item 6.       Ownership Of More Than Five Percent On Behalf Of Another Person:
              ----------------------------------------------------------------

              Not applicable.

Item 7.       Identification And Classification Of The Subsidiary Which Acquired
              ------------------------------------------------------------------
The Security Being Reported On By The Parent Holding Company:
-------------------------------------------------------------

              Not Applicable:

Item 8.       Identification And Classification Of Members Of The Group:
              ----------------------------------------------------------

              Not applicable.

Item 9.       Notice Of Dissolution Of Group:
              -------------------------------

              Not applicable.

Item 10.      Certification:
              --------------

              By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were acquired in the ordinary course of business and were not acquired for the purpose of and do not have the effect of changing or influencing the control of the issuer of such securities and were not acquired in connection with or as a participant in any transaction having such purposes or effect.
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  CUSIP No.   001912 20 3              13G                Page   6  of  6
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                                    SIGNATURE

After reasonable inquiry and to the best of its or his knowledge and belief, each of the undersigned certifies that the information set forth in this statement is true, complete and correct.


                                                      February 14, 1997
                                                 ----------------------------
                                                           (Date)


                                                   /s/ Christopher J. Crane
                                                 ----------------------------
                                                        (Signature)


                                                    Christopher J. Crane
                                                 ----------------------------
                                                          (Name)